EXHIBIT 21

SUBSIDIARIES OF DCB FINANCIAL CORP

1.	The Delaware County Bank and Trust Company

Jurisdiction of incorporation: Ohio
DCB Financial Corp owns 100%

2.	DCB Title Services, LLC

Jurisdiction of organization: Ohio

DCB Financial Corp owns 100%

3.	DCB Insurance Services, LLC

Jurisdiction of organization: Ohio

DCB Financial Corp owns 100%